                                                               EXHIBIT 99.(a)(1)

                           Offer to Purchase for Cash
                   Up To 16,851 Limited Partnership Interests

                                       of
                         BALCOR EQUITY PROPERTIES - XII
                                       at
                   $164 NET PER LIMITED PARTNERSHIP INTEREST
                                       by
                 WALTON STREET CAPITAL ACQUISITION CO., L.L.C.

THE OFFER, PRORATION PERIOD, AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, EASTERN STANDARD TIME, ON DECEMBER 15, 1995, UNLESS THE OFFER IS EXTENDED.

         Walton Street Capital Acquisition Co., L.L.C., a Delaware limited liability company (the "Purchaser"), hereby offers to purchase up to 45% of the outstanding Limited Partnership Interests (the "Interests") of Balcor Equity Properties - XII, an Illinois limited partnership (the "Partnership"), outstanding as of the Expiration Date (as defined below in "The Offer--1.
Terms of the Offer"), at a purchase price of $164 per Interest, net to the seller in cash (the "Purchase Price"), without interest, upon the terms and subject to the conditions set forth in this Offer to Purchase (the "Offer to Purchase") and in the related Letter of Acceptance (as defined below), as each may be supplemented or amended from time to time (which together constitute the "Offer"). The Purchaser will pay any transfer fees charged by the Partnership in connection with transferring ownership of Interests pursuant to the Offer. The Purchase Price will be reduced by the amount per Interest of any distribution made by the Partnership after November 9, 1995 and prior to the Expiration Date. The 45% of the Interests sought pursuant to the Offer represent, to the best knowledge of the Purchaser, approximately 16,851 of the Interests outstanding as of the date of this Offer.

         THE OFFER TO PURCHASE IS NOT CONDITIONED UPON ANY MINIMUM NUMBER OF INTERESTS BEING TENDERED. IF AS OF THE EXPIRATION DATE, MORE THAN 16,851 INTERESTS ARE VALIDLY TENDERED AND NOT WITHDRAWN, THE PURCHASER WILL ONLY ACCEPT FOR PURCHASE ON A PRO RATA BASIS 16,851 INTERESTS, SUBJECT TO THE TERMS AND CONDITIONS HEREIN. SEE "THE OFFER--14. CONDITIONS OF THE OFFER." A LIMITED PARTNER MAY TENDER ANY OR ALL INTERESTS OWNED BY SUCH LIMITED PARTNER, HOWEVER TENDERS OF FRACTIONAL INTERESTS WILL NOT BE ACCEPTED.

                                   IMPORTANT

         Any (i) owner of record of Interests (a "Limited Partner"), (ii) beneficial owner, in the case of Interests owned by Individual Retirement Accounts or qualified plans, (a "Beneficial Owner"), or (iii) person who has purchased Interests but has not yet been reflected as a Limited Partner on the books and records of the Partnership (an "Assignee"), desiring to tender any or all of such person's Interests should either (1) complete and sign the Letter of Acceptance, or a facsimile copy thereof, in accordance with the instructions in the Letter of Acceptance and mail or deliver the Letter of Acceptance (or facsimile thereof) and any other required documents to The Herman Group, Inc. (the "Information Agent/Depositary"), at the address or facsimile number set forth on the back cover of this Offer to Purchase or (2) request his or her broker, dealer, commercial bank, trust company or other nominee to effect the transaction for him or her. Unless the context requires otherwise, references to Limited Partners in this Offer to Purchase shall be deemed to also refer to Beneficial Owners and Assignees. Questions or requests for assistance may be directed to the Information Agent/Depositary at the address and telephone number set forth on the back cover of this Offer to Purchase. Requests for additional copies of this Offer to Purchase, the Letter of Acceptance and other related documents may be directed to the Information Agent/Depositary.

November 16, 1995

         NO PERSON HAS BEEN AUTHORIZED TO MAKE ANY RECOMMENDATION OR ANY REPRESENTATION ON BEHALF OF THE PURCHASER OR TO PROVIDE ANY INFORMATION OTHER THAN AS CONTAINED HEREIN OR IN THE LETTER OF ACCEPTANCE. NO SUCH
RECOMMENDATION, INFORMATION OR REPRESENTATION MAY BE RELIED UPON AS HAVING BEEN AUTHORIZED.

         EACH LIMITED PARTNER IS URGED TO READ CAREFULLY THE ENTIRE OFFER TO PURCHASE, THE LETTER OF ACCEPTANCE AND RELATED DOCUMENTS.



                               TABLE OF CONTENTS

                                                                                                                     Page
                                                                                                                     ----
INTRODUCTION  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 1

THE OFFER . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 4
     1.    Terms of the Offer; Number of Interests; Proration . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 4
     2.    Acceptance for Payment and Payment . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 5
     3.    Procedures for Tendering Interests . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 5
     4.    Withdrawal Rights  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 7
     5.    Extension of Tender Period; Termination; Amendment . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 8
     6.    Federal Income Tax Considerations  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 9
     7.    Purpose and Effects of the Offer . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  11
     8.    Future Plans . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  13
     9.    Certain Information Concerning the Partnership . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  13
     10.   Certain Information Concerning the Purchaser . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  15
     11.   Background of the Offer  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  17
     12.   Determination of Purchase Price  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  18
     13.   Source and Amount of Funds . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  19
     14.   Conditions of the Offer  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  19
     15.   Certain Legal Matters  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  21
     16.   Certain Fees and Expenses  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  22
     17.   Miscellaneous  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  22


Schedule I -- Financial Statements of the Purchaser and Lambal Investors, L.P.  . . . . . . . . . . . . . . . . . . . I-1

To the Holders of Limited Partnership Interests of
  Balcor Equity Properties - XII:

                                  INTRODUCTION

         Walton Street Capital Acquisition Co., L.L.C., a Delaware limited liability company (the "Purchaser"), hereby offers to purchase up to 45% of the outstanding Interests of Balcor Equity Properties - XII (the "Partnership"), issued pursuant to the Amended and Restated Agreement of Limited Partnership dated as of March 31, 1982, as amended (the "Partnership Agreement") and outstanding as of the Expiration Date (as defined in "The Offer--1. Terms of the Offer; Number of Interests; Proration,") at $164 per Interest (the "Purchase Price"), net to the seller in cash without interest thereon, upon the terms and subject to the conditions set forth in this Offer to Purchase and in the related Letter of Acceptance (the "Letter of Acceptance," as each may be supplemented or amended from time to time, which together constitute the "Offer"). The Purchaser will pay any transfer fees charged by the Partnership in connection with transferring ownership of Interests pursuant to the Offer. The Purchase Price will be reduced by the amount of any distribution made by the Partnership after November 9, 1995 and prior to the Expiration Date. The Offer is not conditioned upon a minimum number of Interests being tendered.

         The Offer provides Limited Partners with an opportunity to sell their Interests at $164 per Interest without the usual transaction costs associated with market sales. The Purchaser is making this Offer because it believes that the Interests represent an attractive investment at the price offered. There can be no assurance, however, that the Purchaser's judgment is correct, and ownership of Interests (either by the Purchaser or Limited Partners who retain their Interests) will remain a speculative investment.

         Factors to be considered by Limited Partners. In considering the Offer, Limited Partners should consider the following factors:

         * PURCHASE PRICE DOES NOT REPRESENT LIQUIDATION VALUE. Although the Purchaser cannot predict the future value of the Partnership's assets on a per Interest basis, the Purchase Price could be substantially less than the net proceeds that would be realized on a per Interest basis from a current sale of the properties or that may be realized upon a future liquidation of the Partnership. However, the ability to receive cash quickly may be attractive to certain Limited Partners.

         * NO RELIANCE ON INDEPENDENT VALUATION OF INTERESTS. The Purchase Price is below the Purchaser's estimate of the net asset value of the Partnership's assets on a per Interest basis assuming such assets were to be sold today. The Purchaser has made its own independent analysis in establishing the Purchase Price. See "The Offer--12. Determination of Purchase Price." No independent person has been retained to evaluate or render any opinion with respect to the fairness of the Purchase Price, and no appraisals have been obtained by the Purchaser of any of the properties owned by the Partnership (the "Properties"). When the assets of the Partnership are ultimately sold, the return to Limited Partners could be higher or lower than the Purchase Price. Limited Partners are urged to consider carefully all of the information contained herein before accepting the Offer.

         * CONFLICT OF INTEREST. The Purchaser is making the Offer with a view to making a profit. If the Purchaser's current estimated net asset value per Interest proves to be correct, then the Purchaser will benefit upon the liquidation of the Partnership from the spread between the Purchase Price for the tendered Interests and the amount it would receive in the liquidation. Accordingly, Limited Partners might receive more money if they held their Interests, rather than tender, and received proceeds from the liquidation of the Partnership. Limited Partners, however, may prefer to receive the Purchase Price now rather than wait for uncertain future net liquidation proceeds.

         * PARTNERSHIP TERM. In accordance with the terms of the Partnership Agreement, the Partnership must sell its assets and liquidate by December 31, 2032. Although the General Partner has sold some of the Properties, it is not required to do so until the year 2032. The Offer provides Limited Partners with an opportunity to liquidate their entire investment sooner than otherwise might be possible.

         * TAX CONSIDERATIONS. A sale by a Limited Partner pursuant to the Offer might enable such Limited Partner to utilize previously nondeductible passive losses to generate additional savings for federal income tax purposes. In addition, a sale pursuant to the Offer might enable a Limited Partner to realize a taxable loss if the Limited Partner's tax basis in its Interests (including such Limited Partner's share of debt) exceeds the Purchase Price; on the other hand, taxable gain would result if this is not the case. The Offer may also be attractive to Limited Partners who wish in the future to avoid the expenses, delays and complications in filing complex income tax returns which result from an ownership of Interests.

         * LACK OF TRADING MARKET. There is no established or regular trading market for the Interests, nor is there another reliable standard for determining the fair market value of an Interest. See "The Offer--7. Purpose and Effects of the Offer -- Effect on Trading Market and Price Range of Interests." Limited Partners who desire liquidity may wish to consider the Offer. The Offer affords Limited Partners an opportunity to dispose of their Interests for cash, which alternative otherwise might not be available to them. However, the Purchase Price is not intended to represent either the fair market value of an Interest or the fair market value of the Partnership's assets on a per Interest basis.

         * CERTAIN RESTRICTIONS ON TRANSFER OF INTERESTS. The Partnership Agreement restricts transfers of Interests if a transfer would cause a termination of the Partnership for federal income tax purposes, which occurs if 50% or more of the total Interests in Partnership capital and profits are transferred within a twelve-month period. If the Purchaser is successful in purchasing 45% of the Interests, and taking into account the sales of Interests on the secondary market and private transactions during the twelve-month period prior to and after the Offer, the ability to transfer Interests could be restricted for a time following the Offer.

         * SPECULATIVE NATURE OF INTERESTS. The Purchaser believes that the Interests represent an attractive investment at the Purchase Price. There can be no assurance, however, that this judgment is correct. Per the Partnership's September 30, 1995 Form 10-Q, the Partnership has made distributions of $130.50 per Interest since its inception. In the Partnership's Form 10-K for the year ended December 31, 1994, the General Partner states "In light of results to date and current market conditions, the General Partner does not anticipate that investors will recover all of their original capital." Ownership of Interests will remain a speculative investment. The Offer provides Limited Partners with the opportunity to liquidate their Interests and to reinvest the proceeds in other investments should they desire to do so.

         * VOTING POWER. Limited Partners cannot participate in the management or control of the Partnership's business, and cannot control either the timing or amount of cash distributions, or the timing or terms of a sale of the Partnership's assets, except insofar as the Limited Partners are entitled to vote as permitted by the Partnership Agreement. If the maximum number of Interests sought are tendered and accepted for payment pursuant to the Offer, the Purchaser will own approximately 45% of the outstanding Interests and could be in a position to influence significantly decisions of the Partnership on which Limited Partners are entitled to vote. This could effectively (i) prevent non-tendering Limited Partners from taking actions they desire but that the Purchaser opposes and (ii) enable the Purchaser to take action desired by the Purchaser but opposed by the non-tendering Limited Partners. Matters upon which the Limited Partners are entitled to vote under the Partnership Agreement are: (1) amendment of the Partnership Agreement; (2) dissolution of the Partnership; (3) removal of the general partner or a successor general partner; (4) election of a new general partner upon the withdrawal of the general partner or a successor general partner; and (5) approval or disapproval of the sale of all or substantially all of the assets of the Partnership. Although the Purchaser has no current intention with regard to any of these matters, it will vote the Interests acquired pursuant to the Offer in its interest, which may, or may not, be in the best interests of non-tendering Limited Partners.

         The Purchaser's future plans with respect to the Partnership will depend in part on the Limited Partners' response to the Offer. Following the completion of the Offer, the Purchaser may acquire additional Interests. Any such acquisitions may be made through private purchases, through one or more future tender offers or by any other means deemed advisable. Any such acquisition may be at a price higher or lower than the price to be paid for the Interests purchased pursuant to the Offer. See "The Offer--8. Future Plans."

         Limited Partners who tender Interests will not be obligated to pay brokerage commissions or transfer fees on the purchase of Interests by the Purchaser pursuant to the Offer. The Purchaser will pay all charges and expenses of the Information Agent/Depositary in connection with the Offer. See "The Offer--16. Certain Fees and Expenses." A Limited Partner may tender any or all of his or her Interests, however tenders of fractional Interests will not be accepted.

         The Offer is not conditioned upon any minimum number of Interests being tendered. If more than 16,851 Interests are validly tendered and not withdrawn, the Purchaser will only accept up to 16,851 Interests for purchase, on a pro rata basis, subject to the terms and conditions herein. See "The
Offer--14. Conditions of the Offer" for certain conditions of the Offer.   The
Purchaser expressly reserves the right, in its sole discretion and for any reason, to terminate the Offer at any time and to waive any or all of the conditions of the Offer, although the Purchaser does not presently intend to waive any such conditions. The Purchaser does not intend to purchase Interests to the extent such purchase would cause a termination of the Partnership for federal income tax purposes. See "The Offer--7. Purpose and Effects of the Offer -- Certain Restrictions on Transfer of Interests."

         According to Partnership's Annual Report on Form 10-K for the year ended December 31, 1994 (the "Form 10-K") filed with the Securities and Exchange Commission (the "Commission"), there were 37,447 Interests issued and outstanding, held of record by approximately 4,037 Limited Partners. The Purchaser does not directly or indirectly own any Interests.

         Information contained in this Offer to Purchase which relates to, or represents statements made by the Partnership or Balcor Partners - XII (the "General Partner"), has been derived from information provided in reports or other information filed by the Partnership and the General Partner with the Commission or in reports to Limited Partners issued by the Partnership. The Purchaser assumes no responsibility for the accuracy or completeness of any such information.

         Each Limited Partner must make his or her own decision based on his or her particular circumstances. Limited Partners should consult with their respective advisors about the financial, tax, legal and other implications to them of accepting the Offer. LIMITED PARTNERS ARE URGED TO READ THIS OFFER TO PURCHASE, THE RELATED LETTER OF ACCEPTANCE AND THE OTHER ACCOMPANYING MATERIALS CAREFULLY BEFORE DECIDING WHETHER OR NOT TO TENDER THEIR INTERESTS.

                                   THE OFFER

         1.      TERMS OF THE OFFER; NUMBER OF INTERESTS; PRORATION.

         Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any such extension or amendment), the Purchaser will accept and purchase up to 16,851 Interests in the aggregate that are validly tendered on or prior to the Expiration Date (as hereafter defined) and not properly withdrawn in accordance with the procedures set forth in "--4. Withdrawal Rights." The term "Expiration Date" shall mean 12:00 midnight, Eastern Standard Time, on December 15, 1995, unless the Purchaser, in its sole discretion, shall have extended the period of time for which the Offer is open, in which event the term "Expiration Date" shall mean the latest time and date at which the Offer, as so extended by the Purchaser, shall expire. For a discussion of the Purchaser's right to extend the period of time during which the Offer is open and to amend, delay or terminate the Offer, see "--5. Extension of Tender Period; Termination; Amendment."

         IF PRIOR TO THE EXPIRATION DATE, THE PURCHASER INCREASES OR DECREASES THE CONSIDERATION OFFERED TO LIMITED PARTNERS PURSUANT TO THE OFFER, SUCH INCREASED OR DECREASED CONSIDERATION WILL BE PAID FOR ALL INTERESTS ACCEPTED FOR PAYMENT PURSUANT TO THE OFFER, WHETHER OR NOT THE INTERESTS WERE TENDERED PRIOR TO THE INCREASE OR DECREASE IN CONSIDERATION.

         If more than 16,851 Interests are validly tendered on or prior to the Expiration Date and not properly withdrawn prior to the Expiration Date, the Purchaser will only accept for payment, upon the terms and subject to the conditions of the Offer, and pay for an aggregate 16,851 Interests so tendered, pro rata according to the number of Interests validly tendered and not properly withdrawn on or prior to the Expiration Date, with appropriate adjustments to avoid purchases of fractional Interests. If the number of Interests validly tendered and not properly withdrawn on or prior to the Expiration Date is less than or equal to 16,851 Interests, the Purchaser will purchase all Interests so tendered and not properly withdrawn, upon the terms and subject to the conditions of the Offer.

         In the event that proration of tendered Interests is required, because of the difficulty of determining the number of Interests validly tendered and not withdrawn, the Purchaser does not expect to be able to announce the final results of such proration until approximately 10 business days after the Expiration Date. The Purchaser will not pay for any Interests accepted for payment pursuant to the Offer until the final proration results are known. As used in this Offer to Purchase, "business day" means any day other than a Saturday, Sunday or federal holiday and consists of the time period from 12:01 a.m. through 12:00 Midnight, Eastern Standard Time, and any time period of business days will be computed in accordance with Rule 14d-1(c)(6) under the Securities Exchange Act of 1934, as amended (the "Exchange Act").

         The Offer is conditioned on satisfaction of certain conditions. See "--14. Conditions of the Offer." The Purchaser reserves the right (but in no event shall be obligated), in its sole discretion, to terminate the Offer at any time and to waive in whole or in part at any time and from time to time any or all of those conditions. If, on or prior to the Expiration Date, any or all of the conditions have not been satisfied or waived, the Purchaser reserves the right to (i) decline to purchase any of the Interests tendered and terminate the Offer, (ii) waive all the then unsatisfied conditions, subject to complying with applicable rules and regulations of the Commission, and purchase all Interests validly tendered and not properly withdrawn, (iii) extend the Offer and, subject to the right of Limited Partners to withdraw Interests until the Expiration Date, retain the Interests that have been tendered during the period or periods for which the Offer is extended or (iv) amend the Offer.

         This Offer to Purchase, the related Letter of Acceptance and, if required, any other relevant materials will be mailed to Limited Partners and Beneficial Owners, to the extent their names and addresses are known by the Purchaser. In addition, the Purchaser has requested that the Partnership furnish it with a list of current Limited Partners for the purpose of disseminating the Offer to all current Limited Partners. If the Partnership complies with such request, then the Purchaser will cause such mailing to be made; otherwise, the Partnership is required by the Exchange Act and the rules thereunder to cause such mailing to be made.

         2.      ACCEPTANCE FOR PAYMENT AND PAYMENT.

         Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any such extension or amendment), the Purchaser will purchase, by accepting for payment, and will pay for all Interests validly tendered and not properly withdrawn on or prior to the Expiration Date as promptly as practicable after the later to occur of (i) the Expiration Date and (ii) the satisfaction or waiver of the conditions of the Offer set forth in "--14. Conditions of the Offer." In addition, subject to applicable rules of the Commission, the Purchaser expressly reserves the right to delay acceptance for payment of, or payment for, Interests pending receipt of any regulatory or governmental approvals specified in "--15. Certain Legal Matters" or pending receipt of any additional documentation required by the Letter of Acceptance.

         In all cases, payment for Interests accepted for payment pursuant to the Offer will be made only after timely receipt by the Information Agent/Depositary of (a) the Letter of Acceptance (or facsimile thereof) properly completed and duly executed, with any required signature guarantees, if applicable, and (b) any other documents required by the Letter of Acceptance.

         For purposes of the Offer, the Purchaser will be deemed to have accepted for payment, and thereby purchased, Interests validly tendered and not withdrawn as, if and when the Purchaser gives oral or written notice to the Information Agent/Depositary of the Purchaser's acceptance of such Interests for payment pursuant to the Offer. No tender of Interests will be deemed to have been validly made until all defects and irregularities have been cured or waived. In all cases, upon the terms and subject to the conditions of the Offer, payment for Interests purchased pursuant to the Offer will be made by deposit of the Purchase Price therefor with the Information Agent/Depositary, which will act as agent for tendering Limited Partners for the purpose of receiving payments from the Purchaser and transmitting such payments to validly tendering Limited Partners. The Purchase Price will be reduced by the amount of any distributions made by the Partnership after November 9, 1995 and prior to the Expiration Date. UNDER NO CIRCUMSTANCES WILL THE PURCHASER PAY INTEREST ON THE PURCHASE PRICE FOR INTERESTS.

         If any tendered Interests are not purchased pursuant to the Offer for any reason, the Letter of Acceptance with respect to such Interests will be destroyed by the Information Agent/Depositary. If for any reason whatsoever, acceptance for payment of or payment for any Interests tendered pursuant to the Offer is delayed, or the Purchaser is unable to accept for payment or pay for Interests tendered pursuant to the Offer, then, without prejudice to the Purchaser's rights set forth herein, the Information Agent/Depositary may, nevertheless, on behalf of the Purchaser and subject to Rule 14e-1(c) under the Exchange Act, retain tendered Interests, and such Interests may not be withdrawn except to the extent that the tendering Limited Partner is entitled to withdrawal rights as described in "--4. Withdrawal Rights."

         The Purchaser reserves the right to transfer or assign, in whole or from time to time in part, to one or more of the Purchaser's subsidiaries or affiliates the right to purchase Interests tendered pursuant to the Offer, but any such transfer or assignment will not relieve the Purchaser of its obligations under the Offer or prejudice the rights of tendering Limited Partners to receive payment for Interests validly tendered and accepted for payment pursuant to the Offer.

         3.      PROCEDURES FOR TENDERING INTERESTS

         Valid Tender of Interests. Except as set forth below, for Interests to be validly tendered pursuant to the Offer, the Letter of Acceptance (or a facsimile thereof), properly completed and duly executed, together with any required signature guarantees, if applicable, and any other documents required by the Letter of Acceptance, must be received by the Information Agent/Depositary at one of its addresses set forth on the back cover of this Offer to Purchase on or prior to the Expiration Date. A Limited Partner may tender any or all Interests owned by such Limited Partner, however tenders of fractional interests will not be accepted. See Instruction 2 to the Letter of Acceptance.

         THE METHOD OF DELIVERY OF THE LETTER OF ACCEPTANCE AND ANY OTHER REQUIRED DOCUMENTS IS AT THE OPTION AND SOLE RISK OF THE TENDERING LIMITED PARTNER AND THE DELIVERY WILL BE DEEMED MADE ONLY WHEN ACTUALLY RECEIVED BY THE INFORMATION AGENT/DEPOSITARY. IF DELIVERY IS BY MAIL, REGISTERED MAIL WITH RETURN RECEIPT REQUESTED, IS RECOMMENDED. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ENSURE TIMELY DELIVERY. SEE INSTRUCTION 1 TO THE LETTER OF ACCEPTANCE.

         IN ORDER FOR A TENDERING LIMITED PARTNER TO PARTICIPATE IN THE OFFER, INTERESTS MUST BE VALIDLY TENDERED AND NOT WITHDRAWN PRIOR TO THE EXPIRATION DATE, WHICH IS 12:00 MIDNIGHT, EASTERN STANDARD TIME ON DECEMBER 15, 1995.

         IN ALL CASES, INTERESTS SHALL NOT BE DEEMED VALIDLY TENDERED UNLESS A PROPERLY COMPLETED AND DULY EXECUTED LETTER OF ACCEPTANCE (OR A FACSIMILE THEREOF) IS RECEIVED BY THE INFORMATION AGENT/DEPOSITARY.

         Notwithstanding any other provision hereof, payment for Interests accepted for payment pursuant to the Offer will in all cases be made only after timely receipt by the Information Agent/Depositary of a properly completed and duly executed Letter of Acceptance (or a facsimile thereof), together with any required signature guarantees, and any other documents required by the Letter of Acceptance.

         Signature Guarantees. If the Interests are registered in the name of the signer of the Letter of Acceptance, no endorsements are required. However, if the Interests are registered in the name of a person other than the signer of the Letter of Acceptance, or if payment is to be made to a person other than the registered holder, then the signature on the Letter of Acceptance must be guaranteed by a member firm of a registered national securities exchange, a member of the National Association of Securities Dealers, Inc. or a commercial bank, savings bank, credit union, savings and loan association or trust company having an office, branch or agency in the United States as provided in the Letter of Acceptance. See Instruction 2 of the Letter of Acceptance.

         Back-up Federal Tax Withholding. To prevent back-up federal income tax withholding on payments made to certain Limited Partners with respect to the Purchase Price of Interests purchased pursuant to the Offer, each Limited Partner tendering Interests must provide the Information Agent/Depositary with such Limited Partner's correct taxpayer identification number or social security number and certify that such Limited Partner is not subject to back-up federal income tax withholding by completing the Substitute Form W-9 on the reverse side of the Letter of Acceptance. See Instruction 3 of the Letter of Acceptance.

         FIRPTA Withholding. To prevent the withholding of federal income tax in an amount up to 10% of the Purchase Price plus Partnership liabilities allocable to each Interest purchased, each Limited Partner must complete the FIRPTA Affidavit included in the Letter of Acceptance certifying the Limited Partner's taxpayer identification number and address and that the Limited Partner is not a foreign person. See Instruction 3 of the Letter of Acceptance and "--6. Federal Income Tax Considerations."

         Appointment as Proxy. By executing the Letter of Acceptance, a tendering Limited Partner irrevocably appoints the Purchaser and designees of the Purchaser and each of them as such Limited Partner's attorneys-in-fact and proxies, with full power of substitution, in the manner set forth in the Letter of Acceptance, to the full extent of such Limited Partner's rights with respect to the Interests tendered by such Limited Partner and accepted for payment by the Purchaser (and with respect to any and all other Interests or other securities issued or issuable in respect of such Interests on or after the date hereof). All such powers of attorney and proxies shall be considered irrevocable and coupled with an interest in the tendered Interests. Such appointment will be effective when, and only to the extent that, the Purchaser accepts such Interests for payment. Upon such acceptance for payment, all prior powers of attorney and proxies given by such Limited Partner with respect to such Interests (and such other Interests and securities) will be revoked without further action, and no subsequent powers of attorney and proxies may be given nor any subsequent written consents executed (and, if given or executed, will not be deemed effective). The designees of the Purchaser will, with respect to the Interests (and such other Interests and securities) for which such appointment is effective, be empowered to exercise all voting and other rights of such Limited Partner as they in their sole discretion may deem proper at any meeting of Limited Partners or any adjournment or postponement thereof, by written consent in lieu of any such meeting or otherwise. The Purchaser reserves the right to require that, in order for Interests to be deemed validly tendered, immediately upon the Purchaser's payment for such Interests, the Purchaser must be able to exercise full voting rights with respect to such Interests and other securities, including voting at any meeting of Limited Partners.

         Assignment of Interest. By executing the Letter of Acceptance, a tendering Limited Partner irrevocably assigns to the Purchaser and its assigns all of its right, title and interest in the Partnership.

         Determination of Validity. All questions as to the form of documents and validity, eligibility (including time of receipt) and acceptance for payment of any tender of Interests will be determined by the Purchaser, in its sole discretion, whose determination shall be final and binding on all parties. The Purchaser reserves the absolute right to reject any or all tenders determined by it not to be in proper form, or the acceptance of or payment for which may, in the opinion of the Purchaser's counsel, be unlawful. The Purchaser also reserves the absolute right to waive any of the conditions of the Offer or any defect or irregularity in any tender of Interests of any particular Limited Partner whether or not similar defects or irregularities are waived in the case of other Limited Partners.

         Assignee Status. Assignees must provide documentation to the Information Agent/Depositary which demonstrates, to the satisfaction of the Purchaser, such person's status as an assignee of an Interest.

         The Purchaser's interpretation of the terms and conditions of the Offer (including the Letter of Acceptance and the instructions thereto) will be final and binding. No tender of Interests will be deemed to have been validly made until all defects and irregularities have been cured or waived. None of the Purchaser, any of its affiliates or assigns, if any, the Information Agent/Depositary or any other person will be under any duty to give any notification of any defects or irregularities in tenders or incur any liability for failure to give any such notification.

         The Purchaser's acceptance for payment of Interests tendered pursuant to the procedures described above will constitute a binding agreement between the tendering Limited Partner and the Purchaser upon the terms and subject to the conditions of the Offer.

         4.      WITHDRAWAL RIGHTS.

         Except as otherwise provided herein, tenders of Interests made pursuant to the Offer are irrevocable. Interests tendered pursuant to the Offer may be withdrawn at any time on or prior to the Expiration Date and, unless theretofore accepted for payment as provided herein, may also be withdrawn at any time after January 14, 1996 (or such later date as may apply if the Offer is extended). If, for any reason whatsoever, acceptance for payment of any Interests tendered pursuant to the Offer is delayed, or the Purchaser is unable to accept for payment or pay for Interests tendered pursuant to the Offer, then, without prejudice to the Purchaser's rights set forth herein, the Information Agent/Depositary may, nevertheless, on behalf of the Purchaser, retain tendered Interests and such Interests may not be withdrawn except to the extent that the tendering Limited Partner is entitled to and duly exercises withdrawal rights as described herein. Any such delay will be by an extension of the Offer to the extent required by law.

         The reservation by the Purchaser of the right to delay the acceptance or purchase of or payment for Interests is subject to the provisions of Rule 14e-1(c) under the Exchange Act, which requires the Purchaser to pay the consideration offered or return Interests deposited by or on behalf of Limited Partners' promptly after the termination or withdrawal of the Offer.

         For a withdrawal to be effective, a written or facsimile transmission notice of withdrawal must be timely received by the Information Agent/Depositary at its address set forth on the back cover of this Offer to Purchase. Any such notice of withdrawal must specify the name(s) of the person(s) who tendered the Interests to be withdrawn, the number of Interests to be withdrawn and the name(s) of the registered holder(s) of the Interests, if different from that of the person(s) who tendered such Interests. If the Interests are held in the name of two or more persons, all such persons must sign the notice of withdrawal. Any Interests properly withdrawn will be deemed not validly tendered for purposes of the Offer, but may be retendered at any subsequent time prior to the Expiration Date by following the procedures described in "--3. Procedures for Tendering Interests."

         All questions as to the form and validity (including time of receipt) of notices of withdrawal will be determined by the Purchaser, in its sole discretion, whose determination shall be final and binding. None of the Purchaser, any of its affiliates or assigns, if any, the Information Agent/Depositary or any other person will be under any duty to give any notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give any such notification.

         5.      EXTENSION OF TENDER PERIOD; TERMINATION; AMENDMENT.

         The Purchaser reserves the right, at any time or from time to time, in its sole discretion and regardless of whether or not any of the conditions specified under "--14. Conditions of the Offer" shall have been satisfied, (i) to extend the period of time during which the Offer is open and thereby delay acceptance for payment of, and the payment for, any Interests by giving oral or written notice of such extension to the Information Agent/Depositary and by making a public announcement of such extension, (ii) to terminate the Offer and not accept for payment any Interests not already accepted for payment or paid for or (iii) to amend the Offer in any respect by making a public announcement of such amendment. There can be no assurance that the Purchaser will exercise its right to extend or amend the Offer.

         If the Purchaser decreases the number of Interests being sought or increases or decreases the consideration to be paid for any Interests pursuant to the Offer and the Offer is scheduled to expire at any time before the expiration of a period of 10 business days from, and including, the date that notice of such increase or decrease is first published, sent or given in the manner specified below, the Offer will be extended until, at a minimum, the expiration of such period of 10 business days. If the Purchaser makes a material change in the terms of the Offer (other than a change in price or percentage of securities sought) or in the information concerning the Offer, or waives a material condition of the Offer, the Purchaser will extend the Offer, if required by applicable law, for a period sufficient to allow Limited Partners to consider the amended terms of the Offer.

         The Purchaser also reserves the right, in its sole discretion, in the event any of the conditions specified under "--14. Condition of the Offer" shall not have been satisfied and so long as Interests have not theretofore been accepted for payment, to delay (except as otherwise required by applicable law) acceptance for payment of or payment for Interests or to terminate the Offer and not accept for payment or pay for Interests.

         If the Purchaser extends the period of time during which the Offer is open, delays acceptance for payment or paying for Interests or is unable to accept for payment or pay for Interests pursuant to the Offer for any reason, then, without prejudice to the Purchaser's rights under the Offer, the Information Agent/Depositary may, on behalf of the Purchaser, retain all Interests tendered, and such Interests may not be withdrawn except as otherwise provided under "--4. Withdrawal Rights." The reservation by the Purchaser of the right to delay acceptance for payment of or payment for Interests is subject to applicable law, which requires that the Purchaser pay the consideration offered or return the Interests deposited by or on behalf of Limited Partners promptly after the termination or withdrawal of the Offer.

         Any extension, termination or amendment of the Offer will be followed as promptly as practicable by a public announcement thereof. Without limiting the manner in which the Purchaser may choose to make any public announcement, the Purchaser will have no obligation (except as otherwise required by applicable law) to publish, advertise or otherwise communicate any such public announcement other than by making a release to the Dow Jones News Service. In the case of an extension of the Offer, the Purchaser will make a public announcement of such extension no later than 9:00 a.m., Eastern Standard Time, on the next business day after the previously scheduled Expiration Date.

         6.      FEDERAL INCOME TAX CONSIDERATIONS.

         The following summary is a general discussion of certain federal income tax considerations with respect to a sale of Interests pursuant to the Offer. This summary is based on the Internal Revenue Code of 1986, as amended (the "Code"), regulations promulgated thereunder, court decisions and published Internal Revenue Service rulings as of the date of the Offer. All of the foregoing are subject to change, and any such change could affect the continuing accuracy of this summary. The following discussion assumes that the Partnership is treated as a partnership for federal income tax purposes and is not treated as a "publicly traded partnership" within the meaning of Section 7704 of the Code, and that the Interests constitute partnership interests for federal income tax purposes. This summary does not discuss all aspects of federal income taxation that may be relevant to a particular Limited Partner in light of such Limited Partner's specific circumstances or to certain types of Limited Partners subject to special treatment under the federal income tax laws (for example, foreign persons, dealers in securities, banks, insurance companies and tax-exempt organizations), nor does it discuss any aspect of state, local, foreign or other tax laws. Sales of Interests pursuant to the Offer will be taxable transactions for federal income tax purposes, and may also be taxable transactions under applicable state, local, foreign and other tax laws. EACH LIMITED PARTNER SHOULD CONSULT HIS, HER OR ITS OWN TAX ADVISOR AS TO THE PARTICULAR TAX CONSEQUENCES TO SUCH LIMITED PARTNER OF SELLING OR NOT SELLING INTERESTS PURSUANT TO THE OFFER. THE PURCHASER HAS HAD VERY LIMITED ACCESS TO TAX INFORMATION FILED BY, OR OTHERWISE CONTAINED IN THE RECORDS OF, THE PARTNERSHIP, AND THE STATEMENTS CONTAINED HEREIN MAY BE SUBJECT TO CHANGE OR SUPPLEMENTAL DISCUSSION BASED ON A MORE COMPLETE REVIEW OF SUCH TAX INFORMATION.

         Consequences to a Tendering Limited Partner. The gain recognized by a Limited Partner on the sale of an Interest should be equal to the "amount realized" on the sale less the Limited Partner's adjusted tax basis in the Interest. The "amount realized" by such Limited Partner with respect to the sale of an Interest generally will be a sum equal to the amount of cash received by the Limited Partner pursuant to the Offer (i.e., the Purchase Price) plus the amount of the Partnership's liabilities allocable to the Interest (as determined under Code Section 752). As discussed more fully below, any gain realized by a Limited Partner may possibly be offset by any "suspended" passive activity losses (e.g., post-1986 suspended net taxable losses in excess of statutorily provided "phase-in" amounts), if any, from the Partnership or from other passive activities. In the event the Limited Partner realizes a loss on the disposition, such loss may be deductible only to the extent permitted under the passive activity loss rules and other applicable limitations. If the Limited Partner sells all of his or her Interests (and such Interests have not been aggregated for purposes of the passive loss rules with activities not currently being sold), any passive activity loss recognized on the sale and any suspended passive activity losses from the Partnership (to the extent not used to offset any gain recognized on the sale) will no longer be subject to the passive activity loss limitation, and therefore should be deductible by such Limited Partner from his or her other income, subject to any other applicable limitations (including at-risk limitations and tax basis limitations). If more than 16,851 Interests are validly tendered and not withdrawn, most tendering Limited Partners may not be able to sell all of their Interests pursuant to the Offer because of proration of the number of Interests to be purchased by the Purchaser. See "--1. Terms of the Offer; Number of Interests; Proration."

         Subject to the foregoing, the gain or loss recognized by a Limited Partner on a sale of Interests pursuant to the Offer generally will be treated as a capital gain or loss if such Interests were held by the Limited Partner as a capital asset and were not deemed held by such Limited Partner as a "dealer." Such capital gain or loss will be treated as long-term capital gain or loss if the tendering Limited Partner's holding period for the Interest exceeds one year. Capital losses are deductible only to the extent of capital gains, except that non-corporate taxpayers may deduct up to $3,000 of capital losses in excess of the amount of their capital gains against ordinary income. Excess capital losses generally can be carried forward to succeeding years (a corporation's carry forward period is five years and a non- corporate taxpayer can carry forward such losses indefinitely); in addition, corporations are allowed to carry back excess capital losses to the three preceding taxable years.

         If any portion of the amount realized by a Limited Partner is attributable to "unrealized receivables" (which includes depreciation recapture) or "substantially appreciated inventory items" as defined in Code
Section 751, then all or a portion of the Limited Partner's gain or loss may be treated as ordinary income rather than as capital gain. It is possible that the basis allocation rules of Code Section 751 may result in a Limited Partner's recognizing ordinary income with respect to such items while recognizing a larger capital loss with respect to the remainder of the Interest, even though such Limited Partner has an overall loss on the sale.

         In addition, Section 6050K of the Code requires each person who transfers an interest in a partnership possessing "unrealized receivables" or "substantially appreciated inventory items" (within the meaning of Code Section
751) to report such transfer to the partnership. If so notified, the partnership must report the identity of the transferor and transferee to the Service, together with other information required under applicable Treasury regulations. Failure by a partner to report a transfer covered by this provision may result in a penalty of $50 per occurrence. Limited Partners are advised to consult with their own tax advisors regarding the reporting requirements under Section 6050K of the Code.

         Under Code Section 469, a non-corporate taxpayer or personal service corporation can deduct passive activity losses in any year only to the extent of such person's passive activity income for such year, and closely held corporations may not offset such losses against so-called "portfolio" income. Under such passive loss limitations, a loss recognized by a Limited Partner upon a sale of an Interest pursuant to the Offer can be currently deducted (subject to other applicable limitations) to the extent of such Limited Partner's taxable income from the Partnership for that year, and gain recognized by a Limited Partner upon such sale can be offset by such Limited Partner's passive activity losses (if any) from the Partnership. Subject to applicable limitations, if a Limited Partner disposes of all of his or her Interests pursuant to the Offer, such Limited Partner generally will be able to deduct remaining passive activity losses (if any) from the Partnership that could not previously be deducted by such Limited Partner due to the passive loss limitations. If a Limited Partner has grouped together the investment in his or her Interests and any other passive investment in a rental real estate project under income tax regulations providing for the grouping of activities under certain circumstances and disposes of less than substantially all of his or her Interests, such Limited Partner generally will not be able to deduct previously nondeducted passive activity losses attributable to such Interests, until disposing of substantially all of his or her Interests.

         A tendering Limited Partner will be allocated a pro rata share of the Partnership's taxable income or loss for the year of sale with respect to the Interests sold in accordance with the provisions of the Partnership Agreement concerning transfers of Interests. Such allocation and cash distributed, if any, by the Partnership to such Limited Partner for such year will affect the Limited Partner's adjusted tax basis in the Interest and, therefore, the amount of such Limited Partner's taxable gain or loss upon a sale of Interests pursuant to the Offer.

         A taxable Limited Partner (other than corporations and certain foreign individuals) who tenders Interests may be subject to 31% backup withholding unless the Limited Partner provides its taxpayer identification number ("TIN") and certifies that the TIN is correct or properly certifies that such Limited Partner is awaiting a TIN. A Limited Partner may avoid backup withholding by properly completing and signing the Substitute Form W-9 included as part of the Letter of Acceptance. If a Limited Partner who is subject to backup withholding does not properly complete and sign the Substitute Form W-9, the Purchaser will withhold 31% from payments to such Limited Partner. See Instruction 3 to the Letter of Acceptance.

         Gain realized by a foreign Limited Partner on a sale of an Interest pursuant to the Offer will be subject to federal income tax. Under Section 1445 of the Code, the transferee of a partnership interest held by a foreign person is generally required to deduct and withhold a tax equal to 10% of the amount realized on the disposition. The Purchaser will withhold 10% of the amount realized by a tendering Limited Partner unless the Limited Partner properly completes and signs the FIRPTA Affidavit included as part of the Letter of Acceptance certifying the Limited Partner's TIN, that such Limited Partner is not a foreign person and the Limited Partner's address. Amounts withheld would be creditable against a foreign Limited Partner's federal income tax liability and, if in excess thereof, a refund may be obtained from the Internal Revenue Service by filing a U.S. income tax return. Alternatively, if the amount withheld is less than the Limited Partner's U.S. tax liability, the Limited Partner may be required to make an additional tax payment. See Instruction 3 to the Letter of Acceptance.

         Consequences to a Non-Tendering Limited Partner. The Purchaser does not anticipate that a Limited Partner who does not tender his or her Interests will realize any material tax consequences as a result of the election not to tender. However, if as a result of the Offer there is a sale or exchange of 50% or more of the total Interests in Partnership capital and profits within a 12 month period, a termination of the Partnership for federal income tax purposes would occur, and the taxable year of the Partnership would close. In the case of such a sale or exchange, the Properties (subject to related debt) would be treated as distributed to the partners, and following the deemed distribution, contribution of the same Properties would be deemed to be made to a new partnership or to an association taxable as a corporation. The Purchaser has not, however, had access to complete information concerning assignments of Interests and cannot, therefore, be certain that the Partnership will not terminate for tax purposes as a result of sales pursuant to the Offer. The consequences of a termination of the Partnership could include changes in the methods of depreciation available to the Partnership for tax purposes, changes in the tax basis of the Partnership's assets, possible recognition of taxable gain resulting from any deemed cash distribution in excess of the non-tendering Limited Partner's tax basis in his or her Interests, and possibly other consequences, the extent of which cannot be determined by the Purchaser without access to the books and records of the Partnership. In addition, a termination of the Partnership could cause the Partnership or its assets to become subject to unfavorable statutory or regulatory changes enacted or issued prior to the termination but previously not applicable to the Partnership or its assets because of protective "transitional" rules. The Purchaser has reserved the right not to purchase Interests to the extent such purchase would cause a termination of the Partnership for federal income tax purposes.

         7.      PURPOSE AND EFFECTS OF THE OFFER.

         PURPOSE OF THE OFFER. The purpose of the offer is to enable the Purchaser to acquire a significant interest in the Partnership as an investment by the Purchaser based on its expectation that there may be underlying value in the Properties.

         The Purchaser's future plans with respect to the Partnership will depend in part on Limited Partners' response to the Offer. Following the completion of the Offer, the Purchaser may acquire additional Interests. Any such acquisition may be made through private purchases, through one or more future tender offers or by any other means deemed advisable. Any such acquisition may be at a price higher or lower than the price to be paid for the Interests purchased pursuant to the Offer. See "--8. Future Plans."

         The purchase of the Interests will allow the Purchaser to benefit from any of the following: (a) any cash distributions from the operations in the ordinary course of the Partnership; (b) any distributions of net proceeds from the sale of any Properties; and (c) any distributions of net proceeds from the liquidation of the Partnership.

         CERTAIN RESTRICTIONS ON TRANSFER OF INTERESTS. The Partnership Agreement restricts transfers of Interests if a transfer would cause a termination of the Partnership for federal income tax purposes (which termination will occur when 50% or more of the total Interests in Partnership capital and profits are transferred within a twelve-month period). Consequently, sales of Interests on the secondary market and in private transactions during the twelve-month period following completion of the Offer may be restricted, and the Partnership may not process any requests for recognition of transfers or substitution of Limited Partners upon a transfer of Interests during such twelve-month period which the General Partner believes may cause a tax termination. Based on the number of Interests for which the Offer to Purchase is made (representing approximately 45% of the outstanding Interests), and taking into account normal historical levels of transfers (to the extent known to the Purchaser), the Purchaser does not believe this restriction will be violated, and hence the Purchaser does not believe that sales pursuant to the Offer will cause the Partnership to terminate for tax purposes. The Purchaser does not intend to purchase Interests to the extent such purchase would cause a termination of the Partnership. See "--1. Terms of the Offer; Number of Interests; Proration." Non-tendering Limited Partners should consult their own tax advisors regarding the tax consequences of the Partnership's termination in their particular situations. See "--6. Federal Income Tax Considerations -- Consequences to a Non-Tendering Limited Partner."

         EFFECT ON TRADING MARKET AND PRICE RANGE OF THE INTERESTS. There is no established public trading market for the Interests. The Interests are not listed on any securities exchange, and are not quoted on the National Association of Securities Dealers Automated Quotation System ("NASDAQ"). Therefore, a reduction in the number of Limited Partners should not materially further restrict the Limited Partners' ability to find purchasers for their Interests. The Form 10-K states: "There has not been an established public market for Limited Partnership Interests and it is not anticipated that one will develop; therefore, the market value of the Limited Partnership Interests cannot reasonably be determined." However, sales of Interests on a secondary market or in private transactions are the only current means available to a Limited Partner to liquidate his or her investment in the Partnership since the Interests are not listed or traded on any exchange or quoted on any NASDAQ list or system.

         The Purchase Price represents the price at which the Purchaser is willing to purchase Interests. No independent person has been retained to evaluate or render any opinion with respect to the fairness of the Purchase Price and no appraisals have been obtained by the Purchaser for any of the Properties. No representation is made by the Purchaser or any affiliate of the Purchaser as to the fairness of the Purchase Price to the Limited Partners.
The Purchase Price may be above or below the value that the Purchaser might ultimately realize from owning the Interests. Other measures of the value of the Interests may be relevant to Limited Partners. Limited Partners are urged to consider carefully all of the information contained herein and consult with their own advisors, tax, financial or otherwise, in evaluating the terms of the Offer before deciding whether to tender Interests.

         The Interests currently are registered under Section 12(g) under the Exchange Act, which means, among other things, that the Partnership is required to file periodic reports with the Commission and to comply with the Commission's proxy rules. The Purchaser believes that it is highly unlikely that consummation of this Offer will affect such registration of the Interests.

         EFFECT ON LIMITED PARTNERS' VOTING DECISIONS BY PURCHASER. If approximately 45% of the Interests are acquired pursuant to the Offer, the Purchaser will be in a position to significantly influence all Partnership decisions on which Limited Partners may vote. The Purchaser will vote the Interests acquired in the Offer in its sole interest, which may, or may not, be in the best interests of non-tendering Limited Partners. See "--8. Future Plans." The Purchaser will have the right (either as a substituted Limited Partner or pursuant to the proxy granted in the Letter of Acceptance) to vote each Interest purchased as permitted by the Partnership Agreement. Limited Partners cannot participate in the management or control of the Partnership's business, and cannot control either the timing or amount of cash distributions, or the timing or terms of a sale of the Partnership's assets, except insofar as the Limited Partners are entitled to vote as permitted by the Partnership Agreement. If the maximum number of Interests sought are tendered and accepted for payment pursuant to the Offer, the Purchaser will own approximately 45% of the outstanding Interests and could be in a position to influence significantly decisions of the Partnership on which Limited Partners are entitled to vote. This could effectively (i) prevent non-tendering Limited Partners from taking action they desire but that the Purchaser opposes and (ii) enable the Purchaser to take action desired by the Purchaser but opposed by a majority of the non-tendering Limited Partners. Under the Partnership Agreement, Limited Partners holding a majority of the Interests are entitled to take action with respect to the following matters:
(1) amendment of the Partnership Agreement; (2) dissolution of the Partnership;
(3) removal of the General Partner or a successor general partner; (4) election of a new general partner upon withdrawal of the General Partner or a successor general partner; and (5) approval or disapproval of the sale of all or substantially all of the assets of the Partnership.

         8.      FUTURE PLANS.

         The Purchaser is acquiring the Interests pursuant to the Offer for investment purposes. Although the Purchaser does not intend to change current management or the operation of the Partnership and has no current plans for any extraordinary transaction (such as a merger, reorganization or sale of a material amount of assets) involving the Partnership, these plans could change in the future. In addition, the Purchaser has no current plans to attempt to remove the General Partner by a vote of Limited Partners.

         In the past, affiliates of the Purchaser have had discussions with The Balcor Company ("Balcor") and American Express Company ("American Express") regarding the potential purchase of the General Partner. See --11. Background of the Offer." The Purchaser or its affiliates may consider doing so again in the future. Subject to the limitation on resales discussed in "--7. Purpose and Effects of the Offer -- Certain Restrictions on Transfers of Interests", following completion of the Offer, the Purchaser, or its affiliates, may acquire additional Interests. Any such acquisition may be made through private purchases, through one or more future tender or exchange offers or by any other means deemed advisable. Any such acquisition may be at a consideration higher or lower than the consideration to be paid for the Interests purchased pursuant to the Offer.

         9.      CERTAIN INFORMATION CONCERNING THE PARTNERSHIP.

         All information in this section has been obtained from publicly available information prepared by, or on behalf of, the Partnership. The Purchaser assumes no responsibility for the accuracy of any such information.

         The Partnership is a limited partnership formed in 1981 under the laws of the State of Illinois. The Partnership has raised $37,447,000 from sales of Limited Partnership Interests. The Partnership's operations consist exclusively of investment in and operation of income-producing real property.

         The Partnership utilized the net offering proceeds to acquire seven real property investments and a minority joint venture interest in one additional property. Three properties have since been disposed of, including the property in which the Partnership held a minority joint venture interest. The Partnership currently owns the five remaining properties described below:

Location                          Description of Property
--------                          -----------------------

Jacksonville, Florida             Brierwood Apartments:  a 196 unit apartment complex located on approximately 17 acres.

Baytown, Texas                    Cedar Ridge Apartments:  a 276 unit apartment complex located on approximately 13 acres.

Atlanta, Georgia                  Defoors Creek Apartments:  a 300 unit apartment complex located on approximately 39 acres.

Pasadena, Texas                   Sandridge Apartments - Phase I:  a 308 unit apartment complex located on approximately
                                  12 acres.

Tempe, Arizona                    Somerset Village Apartments:  a 276 unit apartment complex located on approximately 14 acres.

Each of the above properties is held subject to various mortgages and other forms of financing. In the opinion of the General Partner, the Partnership has provided for adequate insurance coverage for its real estate investment properties. The Partnership Agreement generally provides that the proceeds of any sale or refinancing of the Partnership's properties will not be reinvested in new acquisitions.

         During 1994, institutionally owned and managed multi-family residential properties in many markets continued to experience favorable operating conditions combined with relatively low levels of new construction. These favorable operating conditions were supported by the strong pattern of national economic growth which contributed to job growth and rising income levels in most local economies. However, some rental markets continue to remain extremely competitive; therefore, the General Partner's goals are to maintain high occupancy levels, while increasing rents where possible, and to monitor and control operating expenses and capital improvement requirements at the properties. Of the Partnership's five properties, during 1994 three generated positive cash flow and two generated marginal cash flow deficits.

         Historically, real estate investments have experienced the same cyclical characteristics affecting most other types of long-term investments. While real estate values have generally risen over time, the cyclical character of real estate investments, together with local, regional and national market conditions, has resulted in periodic devaluations of real estate in particular markets, as has been experienced in the last few years. As a result of these factors, it has become necessary for the Partnership to retain ownership of many of its properties for longer than the holding period for the assets originally described in the Prospectus. The General Partner examines the operations of each property and each local market in conjunction with the Partnership's long-term dissolution strategy when determining the optimal time to sell each of the Partnership's properties.

         During 1994, the Partnership refinanced two mortgage notes and repaid a note to the seller of a property at a discount.

         Its principal executive offices are located at 2355 Waukegan Road, Bannockburn, Illinois 60015 and its telephone number at that address is (708) 267-1600.

         Set forth below is Selected Financial Data for the Partnership, which was excerpted from the information contained in the Partnership's Form 10-K. More comprehensive financial information is included in this report and other documents filed by the Partnership with the Commission, and the following information is qualified in its entirety by reference to such reports and other documents and all of the financial information and notes contained therein. These reports and other documents may be examined and copies may be obtained in the manner set forth below.

                                                              Year ended December 31,
                                       ---------------------------------------------------------------------
                                          1994          1993           1992           1991          1990
                                       ----------   ------------   ------------   -----------   ------------
 Total income  . . . . . . . . . .   $ 8,743,519    $ 8,223,415    $ 8,308,626   $ 7,787,677    $ 7,673,631
 Loss before extraordinary
   items . . . . . . . . . . . . .    (1,032,968)      (952,362)      (445,671)   (1,132,755)    (1,235,751)
 Net income (loss) . . . . . . . .      (682,968)      (755,843)     3,048,526    (1,132,755)    (1,235,751)
 Net income (loss) per Limited
   Partnership Interest  . . . . .        (18.06)        (19.98)         80.60        (29.95)        (32.67)
 Total assets  . . . . . . . . . .    27,188,193     27,222,063     28,297,996    29,287,679     31,058,011
 Mortgage notes payable  . . . . .    30,487,859     30,815,836     31,133,258    33,277,367     33,544,683

         The Partnership is subject to the informational filing requirements of the Exchange Act and is required to file reports and other information with the Commission relating to its business, financial condition and other matters. Certain information, as of particular dates, concerning the General Partner, its remuneration, the principal holders of the Partnership's securities and any material interest of such persons in transactions with the Partnership is required to be described in proxy statements (if applicable) distributed to the Limited Partners and filed with the Commission. These reports, proxy statements and other information should be available for inspection at the Commission's office at 450 Fifth Street, N.W., Washington, D.C. 20549, and also should be available for inspection and copying at the regional offices of the Commission located at Seven World Trade Center, Thirteenth Floor, New York, New York 10048 and 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of this material may also be obtained by mail, upon payment of the Commission's customary fees, from the Commission's principal office at 450 Fifth Street, N.W., Washington, D.C. 20549.

         10.     CERTAIN INFORMATION CONCERNING THE PURCHASER.

         The Purchaser was recently organized for the purpose of acquiring Interests in the Partnership as well as interests in certain other partnerships sponsored by Balcor. The principal executive offices of the Purchaser are located at 900 North Michigan Avenue, Suite 1900, Chicago, Illinois 60611. The Purchaser is a Delaware limited liability company. Its members include each of the managers and officers of the Purchaser listed below and Lambal Investors, L.P. (the "Members"). Lambal Investors, L.P. was recently formed for the purpose of investing in the Purchaser and its general partners are Neil G. Bluhm, Andrew G. Bluhm, Leslie Bluhm and Meredith Bluhm. The address for each Member is the same as the address for the Purchaser. The Managers of the Purchaser are Neil G. Bluhm, Ira J. Schulman, William J. Abrams and Jeffrey S. Quicksilver (each, a "Manager"). The Purchaser may add additional members in the future. The address for each Manager is the same as the address for the Purchaser.

         Set forth below is biographical information concerning the Managers and Officers of the Purchaser. The address for each person listed below is the same as the address for the Purchaser.

Neil G. Bluhm   . . . . . . . .   Manager, Walton Street Capital Acquisition Co., L.L.C.  Co-Founder and Managing
                                  Principal of Walton Street Capital, L.L.C. ("WSC") since its inception on January 1,
                                  1995.  WSC's office is located at 900 North Michigan Avenue, Suite 1900, Chicago,
                                  Illinois, 60611.  Mr. Bluhm is co-founder and President of JMB Realty Corporation
                                  ("JMB") since its inception in 1968.  JMB's office is located at 900 North Michigan
                                  Avenue, Chicago, Illinois, 60611.  He has a BBA from the University of Illinois and a
                                  JD from Northwestern University.  Mr. Bluhm is 57 years old and a CPA.

Ira J. Schulman   . . . . . . .   Manager, Walton Street Capital Acquisition Co., L.L.C.  Co-Founder and Managing
                                  Principal of WSC since its inception on January 1, 1995.  Prior to starting WSC, Mr.
                                  Schulman was an Executive Vice President of JMB.  Mr. Schulman joined JMB in 1983.  He has a BA from Washington and Jefferson College and a MBA from the University of
                                  Pittsburgh.  Mr. Schulman is 44 years old.

Jeffrey S. Quicksilver  . . . .   Manager, Walton Street Capital Acquisition Co., L.L.C.  Co-Founder and Managing
                                  Principal of WSC since its inception on January 1, 1995.  Prior to starting WSC, Mr.
                                  Quicksilver was a Managing Director of JMB.  Mr. Quicksilver joined JMB in 1989.  He has a BA from the University of Michigan and a JD from Stanford University.  Mr.
                                  Quicksilver is 34 years old.

William J. Abrams   . . . . . .   Manager, Walton Street Capital Acquisition Co., L.L.C.  Co-Founder and Managing
                                  Principal of WSC since its inception on January 1, 1995.  Prior to starting WSC, Mr.
                                  Abrams was a Managing Director of JMB.  Mr. Abrams joined JMB in 1990.  He has a BSE from The Wharton School of the University of Pennsylvania and a MM from The J.L.
                                  Kellogg Graduate School of Management at Northwestern University.  Mr. Abrams is 31
                                  years old.

Eric C. Mogentale   . . . . . .   Officer, Walton Street Capital Acquisition Co., L.L.C.  Principal of WSC since its inception on January 1, 1995.  Prior to joining WSC, Mr. Mogentale was a Vice
                                  President of JMB Institutional Realty Corporation, which he joined in 1986.  It's office was located at 900 North Michigan Avenue, Chicago, Illinois, 60611.  He has a
                                  BA from Northwestern University.  Mr. Mogentale is 33 years old.

Andrew G. Bluhm   . . . . . . .   Officer, Walton Street Capital Acquisition Co., L.L.C.  Principal of WSC since its inception on January 1, 1995.  Prior to joining WSC, Mr. Bluhm was a Vice President of
                                  JMB.  Mr. Bluhm joined JMB in 1993.  Prior thereto, Mr. Bluhm was an Analyst at
                                  Goldman, Sachs & Co. ("GS").  GS's office is located at 85 Broad Street, New York, New
                                  York, 10004.  Mr. Bluhm joined GS in 1988.  He has a BSE from the Wharton School of the University of Pennsylvania and a MBA from Harvard University.  Mr. Bluhm is 29 years old.

K. Jay Weaver   . . . . . . . .   Officer, Walton Street Capital Acquisition Co., L.L.C.  Principal of WSC since June 1,
                                  1995.  Prior to joining WSC, Mr. Weaver was a Senior Vice President of JMB.   Mr.
                                  Weaver joined JMB in 1989.  He has a BBA from the University of Alaska and a MM from the J.L. Kellogg Graduate School of Management at Northwestern University.  Mr. Weaver
                                  is 30 years old.

Howard J. Brody   . . . . . . .   Officer, Walton Street Capital Acquisition Co., L.L.C.  Principal of WSC since its inception on January 1, 1995.  Prior to joining WSC, Mr. Brody was a Portfolio Manager at JMB.  Mr. Brody joined JMB in 1984.  He has a BBA from the University of Wisconsin and a MM from the J.L. Kellogg Graduate School of Management at Northwestern
                                  University.  Mr. Brody is a CPA.  Mr. Brody is 38 years old.

Perry M. Pinto  . . . . . . . .   Officer, Walton Street Capital Acquisition Co., L.L.C.  Associate of Walton Street
                                  Capital, L.L.C. since its inception on January 1, 1995.  Prior to joining Walton
                                  Street Capital, Mr. Pinto was an Associate at JMB Institutional Realty Corporation,
                                  which he joined in 1992.  He has a BBA from the University of Michigan.  Mr. Pinto is
                                  25 years old.

         For financial information regarding the Purchaser and Lambal Investors, L.P., see Schedule I to this Offer.

         Except as otherwise set forth herein or in "--11. Background of the Offer" below, (i) neither the Purchaser, any Manager nor, to the best knowledge of the Purchaser or any Manager, any of the persons listed above or any affiliate of the Purchaser beneficially owns or has a right to acquire any Interests, (ii) neither the Purchaser, any Manager nor, to the best knowledge of the Purchaser or any Manager, any of the persons listed above or any affiliate of the Purchaser or any director, executive officer or subsidiary of any of the foregoing has effected any transaction in the Interests, and (iii) neither the Purchaser, any Manager nor, to the best knowledge of the Purchaser or any Manager, any of the persons listed above or any affiliate of the Purchaser has any contract, arrangement, understanding or relationship with any other person with respect to any securities of the Partnership, including but not limited to, contracts, arrangements, understandings or relationships concerning the transfer or voting thereof, joint ventures, loan or option arrangements, puts or calls, guarantees of loans, guarantees against loss or the giving or withholding of proxies, consents or authorizations.

         11.     BACKGROUND OF THE OFFER.

         In the past, various present and former affiliates of the Purchaser have talked with, or made proposals to, affiliates of the General Partner in the ordinary course about purchasing individual properties that were being marketed for sale by such affiliates of the General Partner. As part of these discussions, the affiliates of the Purchaser may have received property information from the sellers. The Purchaser no longer has access to any of the materials that may have been provided during such discussions; however, were such information available, it would likely be dated and of little use in valuing the properties today.

         In late 1993, affiliates of the Purchaser had several meetings with Balcor with regard to the acquisition of the General Partner. The affiliates of the Purchaser believed that consolidation was going to occur in the industry and sought out Balcor to discuss whether they might be interested in pursuing a transaction. These meetings were exploratory in nature, were unsolicited by Balcor and no information was exchanged as a result of these meetings.

         In mid-1994, affiliates of the General Partner placed the property management company for the Partnership and its affiliates -- Allegiance Realty Group, Inc. and its affiliates ("Allegiance") -- up for sale. Affiliates of the Purchaser were contacted as part of the auction process and made a bid to purchase Allegiance. As part of their discussions with the seller, these affiliates of the Purchaser received detailed information regarding the properties managed by Allegiance subject to a confidentiality agreement. The bid by affiliates of the Purchaser to purchase Allegiance was not successful and Allegiance was ultimately sold to a third party unaffiliated with either the Purchaser or the General Partner. Pursuant to the confidentiality agreement, the information received from the seller was destroyed when these affiliates of the Purchaser were unsuccessful in their attempt to purchase Allegiance.

         Between March and June of 1995, affiliates of the Purchaser approached Balcor and American Express with regard to a variety of business proposals, including a proposal to purchase all or a portion of the general partners of the partnerships (including the Partnership) sponsored by Balcor, or operating some or all of their various general partner functions. These contacts were very preliminary and exploratory in nature and the discussions concluded without reaching any agreement.

         In connection with the potential acquisition of the General Partner, Balcor provided the affiliates of the Purchaser with certain information prepared by the General Partner, including a current liquidation analysis concerning the Partnership (the "Balcor Current Liquidation Analysis"). The Purchaser did not have any input into the preparation of the Balcor Current Liquidation Analysis or the determination of the assumptions used and does not know for what purpose it was prepared. The Purchaser used its own assumptions in determining its net asset value and did not rely on the information it was provided. The Balcor Current Liquidation Analysis assumes that the Properties were sold on December 31, 1994 and the net distributable value per Interest was determined to be $183, after repayment of all outstanding loans and other debts of the Partnership. Subsequent to the date of the Balcor Current Liquidation Analysis, the Partnership made no distributions per Interest through November 9, 1995.

         Balcor also prepared a second analysis (the "Balcor Scheduled Liquidation Analysis"), which assumes that the Properties were to be sold over a period of time determined by the General Partner and which were based on forward looking assumptions determined by the General Partner that may be
speculative in nature.   The net present value of the distributable value per
Interest under the Balcor Scheduled Liquidation Analysis was determined to be $857, after repayment of all outstanding loans and other debts of the Partnership. Subsequent to the date of the Balcor Scheduled Liquidation Analysis, the Partnership made no distributions per Interest through November 9, 1995. (The Purchaser believes there was a typographical error in the Balcor Scheduled Liquidation Analysis and that $857 per Interest was intended to be $357 per Interest.) The Purchaser does not know why the Balcor Scheduled Liquidation Analysis was prepared, had no input in its preparation or in the determination of the assumptions used, and therefore believes that the Balcor Scheduled Liquidation Analysis may be speculative in nature. In addition, the Purchaser believes that certain of the assumptions used may be overly optimistic. The information contained in the Balcor Current Liquidation Analysis and the Balcor Scheduled Liquidation Analysis was not critical to the determination of the Purchaser to make the Offer or to the determination of the Purchase Price. See "-12. Determination of Purchase Price."

         In November, 1995, Messrs. Abrams and Schulman met with representatives of Balcor. The purpose of the meeting was to inform such representatives that the Purchaser was considering making an offer to Limited Partners to purchase Interests in the Partnership and for limited partnership interests in certain partnerships affiliated with the Partnership. The meeting was followed by a letter to Balcor requesting a list of Limited Partners with which to make the Offer.

         12.     DETERMINATION OF PURCHASE PRICE.

         The Purchaser established the Purchase Price based on its own independent analysis of the Partnership, the Properties and the financial condition of the Partnership. Except as described in "--11. Background of the Offer," the Purchaser had no access to the books and records of the Partnership. No appraisal was obtained for any of the Properties, and no independent person was retained to render any valuation or fairness opinion. The Purchaser derived the estimated net asset value per Interest from its analysis of financial information from publicly-available information in the Form 10-K for the year ended December 31, 1994 and the Partnership's Form 10-Q for the quarter ended September 30, 1995, its inspection of certain of the Properties owned by the Partnership, its expertise in the real estate markets in which the Properties are located, the tax effects of the ownership of Interests to the Purchaser and its experience in owning, operating, purchasing and selling properties of a similar nature. The Purchaser made certain adjustments to the operating statements to reflect capital expenses and certain other items. The resultant estimated gross asset value reflects a capitalization rate of 8.7% on the reported 1994 net operating income after the Purchaser's adjustments for administrative expenses and sold Properties. The net asset value was derived by taking into account the other assets and liabilities of the Partnership as set forth in the Form 10-Q for the quarter ended September 30, 1995, resulting in an estimated net asset value of $8,800,045. Dividing that amount by the number of Interests outstanding, the Purchaser arrived at an estimated net asset value per Interest of $235.

         The amount set forth above is only an estimate. The amount of net operating income and other assets used to establish estimated net asset value will vary from period to period. If the Purchaser used results from another period and used the same analysis, the estimated net asset value may vary. In addition, a different capitalization rate would result in higher or lower estimated valuations for the Properties.

         The Purchase Price determined by the Purchaser is 70% of the net asset value as determined by the Purchaser. The Purchaser believes that the fair value of an Interest should be less than the estimated net asset value on a per Interest basis, for reasons such as lack of liquidity, uncertainty as to future timing and amount of distributions, the Limited Partners' lack of control over the Partnership and certain tax considerations. Further, Limited Partners should note that the amounts that might be realized upon the sale of the properties now or in the future are necessarily speculative.

         Since the Purchase Price is lower than the Purchaser's estimated net asset value of the Partnership's assets on a per Interest basis, and if this estimated net asset value is maintained or increased, the proceeds that are distributed upon a future liquidation would be greater than the Purchase Price. However, such net asset value is only an estimate and actual net proceeds may be higher or lower. Whether it is in the best interests of the Partnership to sell the Partnership's properties at any particular time, however, is a matter that must be determined by the General Partner.

         13.     SOURCE AND AMOUNT OF FUNDS.

         The Purchaser expects that approximately $2,764,000 would be required to acquire the maximum number of Interests sought pursuant to the Offer. The Purchaser will obtain all of those funds from: (i) its liquid assets and (ii) equity contributions from its Members. The Members and their partners have agreed to make such equity contributions. Such equity contributions will be funded by marketable securities and other liquid assets of the Members. The Offer is not contingent on financing.

         14.     CONDITIONS OF THE OFFER.

         Notwithstanding any other provisions of the Offer and in addition to (and not in limitation of) the Purchaser's rights to extend and amend the Offer at any time in its sole discretion, the Purchaser shall not be required to accept for payment, purchase or pay for, subject to Rule 14e-1(c) under the Exchange Act, any tendered Interests (whether or not any Interests have theretofore been accepted for payment or paid for pursuant to the Offer), and may terminate the Offer as to any Interests not then paid for, if (i) the Purchaser shall not have confirmed to its reasonable satisfaction that, upon purchase of the Interests pursuant to the Offer, the Purchaser will have full rights of ownership as to all such Interests and that it will be admitted as a substitute Limited Partner of the Partnership or (ii) all authorizations, consents, orders or approvals of, or declarations or filings with, or expirations of waiting periods imposed by, any court, administrative agency or commission or other governmental authority or instrumentality, domestic or foreign, necessary for the consummation of the transactions contemplated by the Offer shall not have been filed, occurred or been obtained. Furthermore, notwithstanding any other term of the Offer, the Purchaser will not be required to accept for payment or pay for any Interests not theretofore accepted for payment or paid for and may terminate or amend the Offer as to such Interests if, at any time on or after the date of the Offer and before the acceptance of such Interests for payment or the payment therefor, any of the following conditions exist:

                 (a) there shall have occurred (i) any general suspension of trading in, or limitation on prices for, securities on any national securities exchange or the over-the-counter market in the United States, (ii) a declaration of a banking moratorium or any suspension of payments in respect of banks in the United States (whether or not mandatory), (iii) the commencement or escalation of a war, armed hostilities or other national or international crisis involving the United States, (iv) any limitation (whether or not mandatory) imposed by any governmental authority on, or any other event that might have material adverse significance with respect to, the nature or extension of credit or further extension of credit by banks or other lending institutions in the United States, or (v) in the case of any of the foregoing, a material acceleration or worsening thereof; or


                 (b) any material adverse change (or any condition, event or development involving a prospective material adverse change) shall have occurred or be likely to occur in the business, prospects, financial condition, results of operations, properties, assets, liabilities, capitalization, partners' equity, licenses, franchises or businesses of the Partnership and its subsidiaries taken as a whole; or

                 (c) there shall have been threatened, instituted or pending any action, proceeding, application, audit, claim or counterclaim by any government or governmental authority or agency, domestic or foreign, or by or before any court or governmental, regulatory or administrative agency, authority or tribunal, domestic, foreign or supranational, which (i) challenges the acquisition by the Purchaser of the Interests or seeks to obtain any material damages as a result thereof, (ii) makes or seeks to make illegal, the acceptance for payment, purchase or payment for any Interests or the consummation of the Offer, (iii) imposes or seeks to impose limitations on the ability of the Purchaser or any affiliate of the Purchaser to acquire or hold or to exercise full rights of ownership of the Interests, including, but not limited to, the right to vote any Interests purchased by them on all matters properly presented to the Limited Partners, (iv) may result in a material diminution in the benefits expected to be derived by the Purchaser or any of its affiliates as a result of the Offer, (v) requires divestiture by the Purchaser of any Interests, (vi) might materially adversely affect the business, properties, assets, liabilities, financial condition, operations, results of operations or prospects of the Partnership or the Purchaser or (vii) challenges or adversely affects the Offer; or

                 (d) there shall be any action taken, or any statute, rule, regulation, order or injunction shall have been enacted, promulgated, entered, enforced or deemed applicable to the Offer, or any other action shall have been taken, by any government, governmental authority or court, domestic or foreign, other than the routine application to the Offer of waiting periods that has resulted, or in the reasonable good faith judgment of the Purchaser could be expected to result, in any of the consequences referred to in clauses
         (i) through (vii) of paragraph (c) above; or

                 (e) a tender or exchange offer for some or all of the Interests is made, or publicly proposed to be made or amended, by another person; or

                 (f) the Partnership or any of its subsidiaries shall have authorized, recommended, proposed or announced an agreement or intention to enter into an agreement, with respect to any merger, consolidation, liquidation or business combination, any acquisition or disposition of a material amount of assets or securities, or any comparable event, not in the ordinary course of business consistent with past practices; or

                 (g) it shall have been publicly disclosed or the Purchaser shall have otherwise learned that (i) more than ten percent of the outstanding Interests have been or are proposed to be acquired by another person (including a "group" within the meaning of Section 13(d)(3) of the Exchange Act), or (ii) any person or group that prior to such date has filed a Statement with the Commission pursuant to
         Section 13(d)
         or (g) of the Exchange Act has increased or proposes to increase the number of Interests beneficially owned by such person as disclosed in such Statement by two percent or more of the outstanding Interests; or

                 (h) the failure to occur of any necessary approval or authorization by any federal or state authorities necessary to consummation of the purchase of all or any part of the Interests to be acquired hereby, which in the sole judgment of the Purchaser in any such case, and regardless of the circumstances (including any action of the Purchaser) giving rise thereto, makes it inadvisable to proceed with such purchase or payment; or

                 (i) the Purchaser shall become aware that any material right of the Partnership or any of its subsidiaries under any governmental license, permit or authorization relating to any environmental law or regulation is reasonably likely to be impaired or otherwise adversely affected as a result of, or in connection with, the Offer.

         The foregoing conditions are for the sole benefit of the Purchaser and its affiliates and may be asserted by the Purchaser regardless of the circumstances (including, without limitation, any action or inaction by the Purchaser or any of its affiliates) giving rise to such condition, or may be waived by the Purchaser, in whole or in part, from time to time in its sole discretion. The failure by the Purchaser at any time to exercise the foregoing rights will not be deemed a waiver of such rights, which will be deemed to be ongoing and may be asserted at any time and from time to time. Any determination by the Purchaser concerning the events described in this Section 14 will be final and binding upon all parties.

         15.     CERTAIN LEGAL MATTERS.

         Except as set forth in this Offer to Purchase, based on its review of publicly available filings by the Partnership with the Commission and other publicly available information regarding the Partnership, the Purchaser is not aware of any licenses or regulatory permits that would be material to the business of the Partnership, taken as a whole, and that might be adversely affected by the Purchaser's acquisition of Interests as contemplated herein, or any filings, approvals or other actions by or with any domestic, foreign or governmental authority or administrative or regulatory agency that would be required prior to the acquisition of Interests by the Purchaser pursuant to the Offer as contemplated herein. Should any such approval or other action be required, there can be no assurance that any such additional approval or action, if needed, would be obtained without substantial conditions or that adverse consequences might not result to the Partnership's business, or that certain parts of the Partnership's or the Purchaser's business might not have to be disposed of or held separate or other substantial conditions complied with in order to obtain such approval or action or in the event that such approvals were not obtained or such actions were not taken. The Purchaser's obligation under the Offer to accept for payment and pay for Interests is subject to certain conditions, including conditions relating to the legal matters discussed herein. See "--14. Conditions of the Offer."

         APPRAISAL RIGHTS. Limited Partners will not have appraisal rights as a result of the Offer.

         STATE ANTI-TAKEOVER LAWS. A number of states have adopted anti-takeover laws which purport, to varying degrees, to be applicable to attempts to acquire securities of corporations or other entities which are incorporated or organized in such states or which have substantial assets, security holders, principal executive offices or principal places of business therein. Although the Purchaser has not attempted to comply with any state anti-takeover statutes in connection with the Offer, the Purchaser reserves the right to challenge the validity or applicability of any state law allegedly applicable to the Offer and nothing in this Offer to Purchase nor any action taken in connection therewith is intended as a waiver of such right. If any state anti-takeover statute is applicable to the Offer, the Purchaser might be unable to accept for payment or purchase Interests tendered pursuant to the Offer or be delayed in continuing or consummating the Offer. In such case, the Purchaser may not be obligated to accept for purchase or pay for any Interests tendered.

         MARGIN REQUIREMENTS. The Interests are not "margin securities" under the regulations of the Board of Governors of the Federal Reserve System and, accordingly, those regulations generally are not applicable to the Offer.

         ANTITRUST. Under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), and the rules and regulations that have been promulgated thereunder by the Federal Trade Commission (the "FTC"), certain acquisition transactions may not be consummated until certain information and documentary material has been furnished for review by the Antitrust Division of the Department of Justice (the "Antitrust Division") and the FTC and certain waiting period requirements have been satisfied. The Purchaser does not believe any filing is required under the HSR Act with respect to its acquisition of Interests contemplated by the Offer.

         16.     CERTAIN FEES AND EXPENSES.

         The Purchaser has retained The Herman Group, Inc. to act as Information Agent/Depositary in connection with the Offer. They will receive reasonable and customary compensation for their services. They may contact holders of Interests by mail, telephone, telegraph and personal interview and may request banks, trust companies and other custodial or trustee Limited Partners to forward the Offer material to beneficial owners. They will be reimbursed for certain reasonable out-of-pocket expenses and will be indemnified against certain liabilities and expenses in connection therewith, including certain liabilities under the federal securities laws.

         17.     MISCELLANEOUS.

         The Offer is being made to all Limited Partners, Beneficial Owners and Assignees, all to the extent known by the Purchaser. The Purchaser is not aware of any state in which the making of the Offer is prohibited by administrative or judicial action pursuant to a state statute. If the Purchaser becomes aware of any state where the making of the Offer is so prohibited, the Purchaser will make a good faith effort to comply with any such statute or seek to have such statute declared inapplicable to the Offer. If, after such good faith effort, the Purchaser cannot comply with any applicable statute, the Offer will not be made to (nor will tenders be accepted from or on behalf of) Limited Partners in such state.

         No person has been authorized to give any information or make any representation on behalf of the Purchaser not contained herein or in the Letter of Acceptance and, if given or made, such information or representation must not be relied upon as having been authorized.

         Pursuant to Rule 14d-3 of the General Rules and Regulations under the Exchange Act, the Purchaser has filed with the Commission a Tender Offer Statement on Schedule 14D-1, together with exhibits, furnishing certain additional information with respect to the Offer. Such Statement and any amendments thereto, including exhibits, may be inspected and copies may be obtained at the same places and in the same manner as set forth with respect to information concerning the Partnership in "--9. Certain Information Concerning the Partnership" (except that they will not be available at the regional offices of the Commission).

                                   Schedule I
        FINANCIAL STATEMENTS OF THE PURCHASER AND LAMBAL INVESTORS, L.P.


                 WALTON STREET CAPITAL ACQUISITION CO., L.L.C.
                                 BALANCE SHEET
                                  (UNAUDITED)



                                                          ASSETS                                        November 15, 1995
                                                                                                        -----------------
Marketable Securities                                                                                          $5,000,000
                                                                                                                ---------

  Total Assets                                                                                                 $5,000,000
                                                                                                                =========

                                             LIABILITIES AND MEMBERS' CAPITAL

Liabilities                                                                                                        --

Members' Capital:

   Contributed Capital                                                                                         $5,000,000
                                                                                                                ---------

   Total Liabilities and Members' Capital                                                                      $5,000,000
                                                                                                                =========

                             LAMBAL INVESTORS, L.P.
                                 BALANCE SHEET
                                  (UNAUDITED)


                                                          ASSETS                                        November 15, 1995
                                                                                                        -----------------
Marketable Securities                                                                                          $1,000,000

Investment in Walton Street Capital
  Acquisition Co., L.L.C.                                                                                      $4,900,000
                                                                                                                ---------

  Total Assets                                                                                                 $5,900,000
                                                                                                                =========

                                            LIABILITIES AND PARTNERS' CAPITAL

Liabilities                                                                                                         --

Total Partners' Capital                                                                                        $5,900,000
                                                                                                                ---------

Total Liabilities and
  Partners' Capital                                                                                            $5,900,000
                                                                                                                =========

         Facsimile copies of the Letter of Acceptance, properly completed and duly executed, will be accepted. Questions and requests for assistance may be directed to the Information Agent/Depositary at the address and telephone number listed below. Additional copies of this Offer to Purchase, the Letter of Acceptance and other tender offer materials may be obtained from the Information Agent/Depositary as set forth below, and will be furnished promptly at the Purchaser's expense. The Letter of Acceptance and any other required documents should be sent or delivered by each Limited Partner to the Information Agent/Depositary at its address set forth below. To be effective, a duly completed and signed Letter of Acceptance (or facsimile thereof) must be received by the Information Agent/Depositary at the address (or facsimile number) set forth below before 12:00 midnight, Eastern Standard Time on Friday, December 15, 1995.




                 Walton Street Capital Acquisition Co., L.L.C.
                           c/o The Herman Group, Inc.
                                P.O. Box 803248
                             Dallas, TX  75380-9949




                               By Hand Delivery:

                           13760 Noel Road, Suite 320
                               Dallas, TX  75240




                                 By Facsimile:

                                 (214) 991-4422
                                       or
                                 (214) 991-4432




                        FOR ADDITIONAL INFORMATION CALL:





                                 (800) 747-2979